Exhibit 2.2
                            ORDER OF CONFIRMATION TO
                 UCI MEDICAL AFFILIATES OF SOUTH CAROLINA, INC.

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE DISTRICT OF SOUTH CAROLINA

In re:                                               )        CHAPTER 11
                                                     )
UCI Medical Affiliates of                            )  Case No. 01-11685-B
South Carolina, Inc.                                 )
                                                     )
Debtor.                                                       )
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                              ORDER OF CONFIRMATION

         This matter comes before the Court on July 29, 2002, for confirmation of the Plan of Reorganization filed by the Debtor on May 6, 2002 (the "Plan"), along with Addendum filed June 14, 2002, and Second Addendum, filed July 29, 2002. At the hearing, the Debtor announced that the objections of the United States Trustee, the Internal Revenue Service, and the South Carolina Department of Revenue had been resolved. The Court overruled the objection of Family Medicine Centers.
     It having been determined, after hearing on notice, that the requirements for confirmation set forth in 11 U.S.C.ss.1129(a) have been satisfied,
         IT IS ORDERED that the Plan filed by the Debtor on May 6, 2002, along with the First and Second Addenda filed thereto, is confirmed.
         IT IS FURTHER ORDERED that the Debtor:
         (1) file, with the clerk of this court, pursuant to Bankruptcy Rule 2015(a) and Local Bankruptcy Rule 2015-1, each month until the case is closed by the clerk, a monthly operating report in a form satisfactory to the United States Trustee. The original and two copies thereof must be filed and must include any action taken toward the consummation of the Plan;
     (2) continue to pay the required quarterly fees to the United States Trustee until the case has been converted or dismissed, whichever occurs first;
     (3) file, within 120 days after the entry of the order of confirmation of the Plan:
                  (a)      an application for final decree,
                  (b)      a report of substantial consummation,
                  (c)      a final report,
     (d) objections to proof of claim or interest against the Debtor estate,
                  (e)      amendments to the Plan,
     (f) a motion requesting an extension of the 120-day period,
                  (g)      any fee applications.
         Failure to comply with the requirements of Local Bankruptcy Rule 2081-1 may result in the dismissal of the case or the conversion of the case as provided in that rule.

         IT IS FURTHER ORDERED that, except as provided in 11 U.S.C. ss.1142, this court retains jurisdiction of this case only until the entry of the final decree.

                                    /s/ The Honorable WM. Thurmond Bishop
                         -----------------------------------------------------
                                   THE HONORABLE WM. THURMOND BISHOP
                                   United States Bankruptcy Judge
Columbia, South Carolina
July 31, 2002